SECOND AMENDMENT TO THE

SERIES PORTFOLIOS TRUST

INVESTMENT ADVISORY AGREEMENT

with

SUBVERSIVE CAPITAL ADVISOR LLC

THIS SECOND AMENDMENT dated effective as of the 12th day of January 2023, to the Investment Advisory Agreement, dated as of January 20, 2022 (the “Agreement”), as amended, entered into by and between SERIES PORTFOLIOS TRUST (the “Trust”), on behalf of the series of the Trust listed on Schedule A to the Agreement, as may be amended from time to time (the “Fund”), and Subversive Capital Advisor LLC (the “Adviser”).

RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend Sections 2(a), 3(c), 11(c) and 11(d) to the Agreement; and

    NOW, THEREFORE, the parties agree as follows:

The first paragraph of Section 2(a) of the Advisory Agreement is hereby amended as follows:

(a) GENERAL DUTIES. The Adviser shall act as investment adviser to each Fund and, in such capacity, shall provide investment advisory services to each Fund, including managing the investment and reinvestment of the assets of each Fund, in accordance with the investment objectives, policies and restrictions of each Fund as set forth in the Fund’s prospectus and statement of additional information and such other applicable limitations, policies and procedures as the trustees of the Board of Trustees may impose from time to time and provide in writing to the Adviser (collectively, the “Investment Policies”). In providing such services, the Adviser shall at all times adhere to the applicable provisions and restrictions contained in the federal securities laws, applicable state securities laws, Subchapter M, and any provisions as may become applicable, of the Internal Revenue Code of 1986 (the “Code”), the Ethics in Government Act of 1978, as amended, and any applicable provisions of the Uniform Commercial Code and other applicable law.

Section 3(c) of the Advisory Agreement is hereby amended as follows:

(c) The Adviser shall, in performing its duties hereunder, at all times comply with the Advisers Act and the Investment Company Act, and any rules and regulations adopted thereunder; any other applicable state or federal law, including the Ethics in Government Act of 1978, as amended, and any rules and regulations adopted thereunder; and any applicable self-`regulatory organization regulations.

Section 11(c) of the Advisory Agreement is hereby amended as follows:

(c) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder (including those duties identified in Section 2(a) above) on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or a Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering the Adviser’s services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset by the Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law.

Section 11(d) of the Advisory Agreement is hereby amended as follows:

(d) Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, members, managers, agents, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) arising out of the Indemnifying Party’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder (including those duties identified in Section 2(a) above); provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any Loss to which such Indemnified Party would otherwise be subject by reason of such party’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST on behalf of the series listed on Schedule A			SUBVERSIVE CAPITAL ADVISOR LLC

By:	/s/ Ryan L. Roell	By:	/s/ Michael Auerbach
Name:	Ryan L. Roell	Name:	Michael Auerbach
Title:	President	Title:	Managing Member